Exhibit 5.1

June 22, 2006

Centerstate Banks of Florida, Inc.

1101 First Street South, Suite 202

Winter Haven, FL 33880

Re:

First National Bank of Osceola County 1989 Employees’ Stock Option Plan

Community National Bank of Pasco County Employees’ Stock Option Plan

First National Bank of Polk County 1991 Employees’ Stock Option Plan

Gentlemen:

We have acted as counsel to Centerstate Banks of Florida, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to 12,615 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), to be offered pursuant to the Company’s assumption of the above-referenced stock option plans (the “Bank Plans”).

In rendering this opinion, we have relied upon, among other things, our examination of the Bank Plans and such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Florida; and

2. The Shares have been duly authorized and, when issued in accordance with the terms of the Bank Plans, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement.

Very truly yours,

Smith Mackinnon, PA

By:	/s/ John P. Greeley
John P. Greeley

JPG:erw